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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER: 0-27581

                       CERTIFIED ENVIRONMENTAL GROUP, INC.
             (exact name of registrant as specified in its charter)

          509 ROUTE 168, TURNERSVILLE, NEW JERSEY 08012, (856) 401-0300
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        |_|                                Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)       |X|                                Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)        |_|                                Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)       |_|                                Rule 12h-3(h)(2)(ii)      |_|
                                                                       Rule 15d-6                |_|


     APPROXIMATE  NUMBER OF HOLDERS OF RECORD AS OF THE  CERTIFICATION OR NOTICE
DATE: 383

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 CERTIFIED ENVIRONMENTAL GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: DECEMBER 20, 1999  By: ___________________________________________________
                          Ernest Micciche, Treasurer and Chief Financial Officer

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall he manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.